Exhibit 10.2

Director Compensation Arrangements

Approved June 14, 2011

In June 2011, the Board of Directors of Radiant Systems, Inc. (the “Company”) approved the following compensation package for the non-employee members of the Board of Directors and its committees.

Cash Compensation

Each non-employee director of the Company will be paid an annual retainer of $40,000. A $20,000 annual retainer will be paid to the Audit Committee Chairman; a $15,000 annual retainer will be paid to the Compensation Committee Chairman; and a $5,000 annual retainer will be paid to the Chairman of any other committee. An annual retainer of $10,000 will be paid to each Audit Committee member (other than the Chairman) and an annual retainer of $5,000 will be paid to each Compensation Committee member (other than the Chairman). All annual cash retainers shall be paid ratably on a quarterly basis.

Equity Awards

Non-employee directors will be granted an annual equity award with a total grant value of $100,000, 100% of which will be in the form of shares of time-based restricted stock, on the last business day of the fiscal year. The restricted common stock award will vest 100% on the twelve month anniversary of the date of grant.

The respective number of shares of restricted stock awarded will be determined based on the average closing price of the Company’s common stock for the 30 calendar days up to and including the date of grant.

New Director Option Grant

New non-employee directors of the Company receive a one-time grant of an option to purchase 25,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the stock on the date of grant, which option vests over a period of three years and expires, unless previously exercised or terminated, seven years from the date of grant.